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Exhibit 23.1--Consent of Ernst & Young


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1989 Long Term Incentive Compensation Plan of AmSouth Bancorporation of our report dated February 1, 1993, with respect to the consolidated financial statements of AmSouth Bancorporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG

Birmingham, Alabama
January 28, 1994